EXHIBIT B

ASGI AURORA OPPORTUNITIES FUND

FORM OF REVISED ADVISORY AGREEMENT SHOWING EFFECTS OF AMENDMENT NO. 1 TO ADVISORY AGREEMENT

Advisory Agreement ~~dated December 10, 2010, between~~effective as of the later of (i) January 1, 2013 or (ii) the date as of which ASGI Aurora Opportunities Fund, a Delaware limited liability company (the “Fund”), elects to be treated as a corporation for federal income tax purposes, between the Fund and Alternative Strategies Group, Inc., a North Carolina corporation (the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.           APPOINTMENT OF ADVISER

The Fund hereby appoints the Adviser, subject to the supervision of the Board of Managers of the Fund (the “Board”) and the terms of this Agreement, as the investment adviser for the Fund. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Fund in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Fund and the Adviser.

2.           DUTIES OF THE ADVISER

a.
Subject to the general supervision of the Board and the terms of this Agreement, the Adviser will at its own expense, except as noted below, select and contract with one or more investment subadvisers (“Subadvisers”) to manage the investments and determine the composition of the assets of the Fund; provided, that any contract with a Subadviser (a “Subadvisory Agreement”) shall be in compliance with and approved as required by the Investment Company Act of 1940, as amended (the “1940 Act”), except for such exemptions therefrom as may be granted to the Fund or the Adviser. Subject always to the direction and control of Board, the Adviser will monitor the Subadviser’s management of the Fund’s investment operations in accordance with the investment objectives and related investment policies, as set forth in the Fund’s registration statement with the Securities and Exchange Commission, and review and report to the Board on the performance of such Subadviser.

b.	The Adviser shall furnish to the Fund the following:

i.
Office and Other Facilities. — The Adviser shall furnish to the Fund office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

ii.
Board Members and Officers. — The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as members of the Board or President of the Fund, or in any other officer position with respect to the Fund, without remuneration from or other cost to the Fund.

officer position with respect to the Fund, without remuneration from or other cost to the Fund.

iii.
Investment Personnel. — The Adviser shall furnish to the Fund any personnel necessary for the oversight and/or conduct of the investment operations of the Fund. For the elimination of doubt, however, the Adviser shall not be obligated to furnish to the Fund pursuant to this Agreement personnel for the performance of functions: (a) related to and to be performed under any other separate contract from time-to-time in effect between the Fund and the Adviser or another party for legal, accounting, administrative and any other non-investment related services; (b) related to and to be performed under the Fund contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other financial institution selected to perform such services; or (c) related to the investment subadvisory services to be provided by any Subadviser pursuant to a Subadvisory Agreement.

iv.
Reports to Fund. — The Adviser shall furnish to, or place at the disposal of, the Fund such information, reports, valuations, analyses and opinions as the Fund may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Fund, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Fund shall be borne by the Fund.

c.
In addition to negotiating and contracting with one or more Subadvisers as set forth in section (2)(a) of this Agreement and providing facilities, personnel and services as set forth in section (2)(b), the Adviser will pay the compensation of the President and members of the Board who are also directors, officers or employees of the Adviser or its affiliates.

d.	The Adviser will vote all proxies received in connection with securities held by the Fund or will delegate such authority to a Subadviser.

e.
The Adviser may elect to manage the investments and determine the composition of the assets of the Fund, subject to the approval of the Board. In the event of such election, the Adviser, subject always to the direction and control of the Board, will manage the investments and determine the composition of the assets of the Fund in accordance with the Fund’s registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Fund, the Adviser:

i.
will obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual investment funds, companies or industries the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

ii.
will formulate and implement a continuous investment program for the Fund consistent with the investment objectives and related investment policies for the  Fund as described in the Fund’s registration statement, as amended;

iii.
will take whatever steps are necessary to implement this investment program by the purchase and sale of securities including the completion of subscription documents and the placing of orders for such purchases and sales;

iv.	will regularly report to the Board with respect to the implementation of this investment program;

v.	will provide assistance to the Fund’s custodian regarding the fair value of securities held by the Fund for which market quotations are not readily available;

vi.
will furnish, at its expense: (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding any such services that are the subject of a separate agreement as may from time to time be in effect between the Fund and the Adviser or another party);

vii.
will select brokers and dealers to effect all applicable transactions subject to the following conditions: the Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable; the Adviser is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Board and described in the Fund’s registration statement as amended; the Adviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Adviser’s overall responsibilities with respect to accounts managed by the Adviser; and the Adviser may use for the benefit of its other clients, or make available to companies affiliated with the Adviser for the benefit of such companies or their clients, any such brokerage and research services that the Adviser obtains from brokers or dealers;

viii.
to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, on occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients; and

ix.	will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder.

3.           EXPENSES ASSUMED BY THE FUND

The Fund will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Subadviser, as provided in a Subadvisory Agreement. Without limiting the generality of the foregoing, in addition to certain expenses described in section 2 above, the Fund shall pay or arrange for the payment of the following:

a.
Edgarization, Printing and Mailing. — Costs of edgarization, printing and mailing (i) all registration statements (including all amendments thereto) and prospectuses/statements of additional information (including all supplements thereto), all annual, semiannual and periodic reports to investors in the Fund, regulatory authorities or others, (ii) all notices and proxy solicitation materials furnished to investors in the Fund or regulatory authorities and (iii) all tax returns;

b.
Compensation of Officers and Board members. — Compensation of the officers and members of the Board (other than persons serving as President or member of the Board, or as any other officer of the Fund, who are also directors, officers or employees of the Adviser or its affiliates);

c.
Registration and Filing Fees. — Registration, filing, blue-sky and other fees in connection with requirements of regulatory authorities, including, without limitation, all fees and expenses of registering and maintaining the registration of the Fund under the 1940 Act;

d.	Custodial Services. — The charges and expenses of the custodian appointed by the Fund for custodial services;

e.	Accounting Fees. — The charges and expenses of the independent accountants retained by the Fund;

f.
Legal, Accounting and Administrative Services. — The charges and expenses of the Adviser or any other party pursuant to any separate contract with the Fund from time to time in effect with respect to the provision of legal services (including registering and qualifying the Fund’s shares with regulatory authorities), as well as accounting, administrative and any other non-investment related services.

g.	Transfer, Bookkeeping and Dividend Disbursing Agents. — The charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Fund;

h.	Commissions and Placement Fees. — Broker’s commissions, placement fees and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

i.	Research. — Expenses related to third-party research and ongoing due diligence of pooled investment vehicles in which the Fund invests, and the managers of such pooled investment vehicles;

j.	Taxes. — Taxes and corporate fees payable by the Fund to federal, state or other governmental agencies and the expenses incurred in the preparation of all tax returns;

k.	Stock Certificates. — The cost of stock certificates, if any, representing shares of the Fund;

l.	Membership Dues. — Association membership dues, as explicitly approved by the Board;

m.	Insurance Premiums. — Insurance premiums for fidelity, errors and omissions, directors and officers and other coverage;

n.	Investors and Board Meetings. — Expenses of investors and Board meetings;

o.	Pricing. — Pricing of the Fund and interests, including the cost of any equipment or services used for obtaining price quotations and valuing Fund portfolio investments;

p.	Interest. — Interest on borrowings;

q.	Communication Equipment. — All charges for equipment or services used for communication between the Adviser or the Fund and the custodian, transfer agent or any other agent selected by the Fund; and

r.
Nonrecurring and Extraordinary Expense. — Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is, or is threatened to be made, a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its Board, officers, agents and investors.

4.           COMPENSATION OF ADVISER

The Adviser shall be entitled to a fee with respect to the Fund, accrued and paid monthly, at such annual percentage rates, as specified in Appendix A to this Agreement, of the net asset value of the Fund as determined as of the last business day of each month.

5.           NON-EXCLUSIVITY

The services of the Adviser to the Fund are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

6.           SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

7.           CONFLICTS OF INTEREST

It is understood that the members of the Board, officers and agents of and investors in the Fund are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as Board members, officers, investors or otherwise; that the Adviser may be interested in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Fund’s Limited Liability Company Agreement or the organizational documents of the Adviser or by specific provision of applicable law.

8.           REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement and shall provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9.           DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the later of (i) its execution and (ii) the date of the meeting of the investors in the Fund, at which meeting this Agreement is approved by the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Board of the Fund or by the vote of a majority of the outstanding voting securities of the Fund provided that in either event such continuance shall also be approved by the vote of a majority of the members of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

Following the effectiveness of the Agreement, if the Agreement terminates because the investors in the Fund fail to provide any requisite approval under the 1940 Act for the continued effectiveness of the Agreement, the Adviser will continue to act as investment adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of the Fund during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to the Fund or the amount it would have received under the Agreement in respect of the Fund, whichever is less; provided further, for the elimination of doubt, the failure of investors in the Fund to approve a proposed amendment to the Agreement is not a termination of the Agreement with respect to the Fund and, in such event, the Agreement shall continue with respect to the Fund as previously in force and effect.

This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by the vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to the Adviser, or by the Adviser on sixty days’ written notice to the Fund. This Agreement will automatically terminate, without payment of any penalty, in the event of its “assignment” (as defined in the 1940 Act).

10.           PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Fund in writing of the occurrence of any of the following:

a.
the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.
the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and

c.	the chief executive officer or parent company of the Adviser or the portfolio manager of the Fund changes.

11.           AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of the Board members who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.           ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

13.           HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.           NOTICES

All notices required to be given pursuant to this Agreement shall he delivered or mailed to the last known business address of the Fund or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

15.           SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.           GOVERNING LAW

To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of Delaware.

17.           NAME OF THE FUND

The Fund may use the name “Alternative Strategies Group, Inc.,” “ASGI” or any name or names derived from or similar to such names only for so long as this Agreement remains in effect. At such time as this Agreement shall no longer be in effect, the Fund will (to the extent it lawfully can) cease to use such a name or any other name indicating that the Fund is advised by or otherwise connected with the Adviser. The Fund acknowledges that it has adopted the name ASGI Aurora Opportunities Fund through permission of the Adviser, and agrees that the Adviser reserves to itself and any successor to its business the right to grant the non-exclusive right to use the name “Alternative Strategies Group” or any similar name or names to any other corporation or entity, including but not limited to any investment company of which the Advisor or any subsidiary or affiliate thereof shall be the investment adviser.

18.           LIMITATION OF LIABILITY UNDER THE LIMITED LIABILITY COMPANY AGREEMENT

The Limited Liability Company Agreement establishing the Fund, dated November 19, 2010, provides that no Board member, investor, officer, employee or agent of the Fund shall be subject to any personal liability in connection with Fund property or the affairs of the Fund and that all persons shall look solely to Fund property for satisfaction of claims of any nature arising in connection with the affairs of the Fund.

19.           LIABILITY OF THE ADVISER

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any investor for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

20.           INDEMNIFICATION

a.
To the fullest extent permitted by applicable law, the Fund shall indemnify the Adviser, its affiliates and the officers, directors, employees and agents of the Adviser and its affiliates (each an “indemnitee”) against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the Fund and not resulting from the willful misfeasance, bad faith, gross negligence, or reckless disregard of the indemnitee in the performance of the obligations and duties of the indemnitee’s office. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Fund may have under those laws. An indemnitee will not confess any claim or settle or make any compromise in any instance in which the Fund will be asked to provide indemnification, except with the Fund’s prior written consent.

b.
Any indemnification or advancement of expenses made in accordance with this section shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification to be liable to the Fund or its investors by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

c.
The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this section shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

ASGI AURORA OPPORTUNITIES FUND

By:________________________________
Name:
Title:

ALTERNATIVE STRATEGIES GROUP, INC.

By:___________________________
Name:
Title:

APPENDIX A

FEES

The fees payable to the Adviser by the Fund shall be as follows:

A monthly fee equal to one-twelfth of ~~1.00~~1.25% of the aggregate net asset value of outstanding interests of the Fund determined as of the last calendar day of that month (before any repurchases of interests).